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                                                                 EXHIBIT 10.15


                           LEAVE OF ABSENCE AGREEMENT

     This Agreement (the "Agreement") made and entered into as of October 1, 1998, by the between Kellogg Company, a Delaware corporation ("the Company") and Donald G. Fritz, an individual ("Employee").

     The purpose of this Agreement is to set forth the arrangements with respect to Employee's resignation as an officer of the Company, and its subsidiaries, divisions and affiliates, effective October 1, 1998, and related matters. As of that date, Employee is relieved of all his titles, duties, responsibilities and authority as an officer and otherwise with respect to the Company.

     Except as otherwise provided in this Agreement, for the period beginning October 1, 1998, and continuing through September 30, 2002, Employee will be an employee on a paid leave-of-absence. During Employee's paid leave-of-absence, Employee will receive the salary continuation payments as described herein, but Employee shall not hold any title or position with the Company, and Employee shall have no titles, duties, responsibilities or authority with respect to the Company, its business and/or operations.

     As more fully provided hereinbelow, the salary continuation payments described herein are in consideration of Employee's release of any and all cause or causes of action he has, has had or may have against the Company and also in consideration of Employee's agreement not to compete.

     Commencing October 1, 1998 and ending December 31, 1998, Employee will receive salary continuation payments at Employee's present salary equal to $39,166.66 per month. Commencing January 1, 1999 and ending September 30, 2002, Employee shall receive salary continuation payments equal to $18,277.78 per month. The amounts payable to Employee under this Agreement are in lieu of any amounts which may be payable to Employee for termination pay. The Company will pay to Employee that sum which is equivalent to all unused, earned and accrued vacation of Employee as of October 1, 1998. Employee shall not be entitled to any future vacation pay accruals from and after the date of this Agreement.

     Employee will be eligible to participate in the Second Restated Kellogg Company Salaried Savings and Investment Plan, subject to the terms and provisions thereof, including any amendment or alteration thereof after the date of this Agreement, throughout Employee's paid leave-of-absence. Usual and customary withholding for personal designated deductions, including participation in such Savings Plan, will be withheld throughout Employee's paid leave-of-absence.

     Employee's right to exercise nonqualified stock options that Employee received pursuant to the Company 1982 Stock Option Plan and the 1991 Key Employee Long-Term



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Incentive Plan will be administered in accordance with and be subject to the respective provisions of those Plans, and shall continue so long as Employee is employed by the Company and for such period of time as provided by such Plans upon Employee's retirement.

     The Company will continue Employee's coverage under the existing Company Executive Survivor Income Plan, based upon Employee's most recent compensation rate of $745,890.

     Employee will be eligible, at the Company's expense, for outplacement assistance, not to exceed $60,000, by an outplacement agency mutually agreeable to Employee and Company. Arrangements for these services will be coordinated by R.L. Creviston of Kellogg Company.

     Except as otherwise provided herein, benefits for Employee and his eligible dependents, as outlined in "A Guide To Your Medical/Mental/Prescription Drug Benefits" effective 1995, and under the Executive Income Survivor Plan, subject to the respective terms and provisions thereof, including any amendment or alteration thereof after the date of this Agreement, will be continued for Employee as an employee, and, to the extent provided in such plans, upon Employee's retirement. However, at such time as Employee is eligible for coverage by the health plan of another employer, such health insurance shall be deemed the primary health insurance coverage for Employee and his eligible dependents.

     Employee's tax obligations incurred while residing in the United Kingdom during fiscal year ended April 1999 will be calculated in accordance with the Company's written tax equalization policy. During the fiscal year ended April 1999, the Company will continue to retain monthly from Employee's salary continuation payments, while Employee resides in the United Kingdom, an amount which will represent the estimate of the theoretical tax on such payments. After 1999 annual tax returns are completed, the hypothetical taxes retained plus actual and estimated tax payments Employee may have made (without reimbursement from the Company) will be compared with Price Waterhouse's final calculation of theoretical taxes including non-company income (e.g. private investment) and allowable deductions to determine any balance due to or from Employee as applicable. The incremental tax on any non-company income that result from expatriation will be paid by the Company only through the fiscal year ended 1999.

     The Company will make Employee's actual United Kingdom tax payments as they become due with respect to fiscal year ended April 1999. The accounting firm of Price Waterhouse will assist Employee, at Company's expense, in the preparation and filing of Employee's foreign and domestic income tax returns for the fiscal year ended April 1999. To the extent that there are foreign tax carryovers benefits available to the Company, the Company retains the right to recover these amounts.

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     Except as provided above, usual and customary withholding for tax purposes will be withheld from all monthly salary continuation payments through September 30, 2002, and from any other payments made to Employee, to the extent required by law. All tax liability, with respect to any and all payments received by Employee under this Agreement (other than employer withholding and employer payroll taxes), will be Employee's responsibility.

     The Company will continue to provide housing, education reimbursement and automobile benefits until April 30, 1999, as further set forth in Employee's Letter of Understanding for Great Britain Assignment dated July 8, 1994.

     The Company will pay moving expenses in accordance with the Company's policy for Employee, his family and his household goods and furniture. Expenses to Employee's point of origin, or alternate of Employee's choice, if lesser cost to the Company, will be paid, provided Employee returns to that point by April 30, 1999.

     Employee shall and does hereby irrevocably elect to retire upon reaching age 55 and then be eligible for pension benefits through the International Retirement Plan, (the "IRP"). Pension benefits for which Employee will be eligible will be based upon Employee's highest consecutive three-year earnings during his last ten years of employment with the Company. Years of service for this program will include the period while Employee is on leave-of-absence. At the time Employee elects to begin receiving such benefits, he should contact the Employee Benefits Department of the Company.

     In further consideration of the foregoing, Employee agrees that, for the respective Restricted Periods (as hereinafter defined). Employee shall not (i) directly or indirectly, accept any employment, consult for or with, or otherwise provide or perform any services of any nature to, for or on behalf of any person, firm, partnership, corporation or other business or entity that manufacturers, produces, distributes, sells or markets any of the Products (as hereinbelow defined) in the Geographic Area (as hereinafter defined), or (ii) directly or indirectly, permit any business firm which Employee, individually or jointly with others, may own, manage, operate or control, to engage in the manufacture, production, distribution, sale or marketing of any of the Products in Geographic Area. For purposes of this paragraph, the term "Products" shall mean ready-to-eat cereal products, toaster pastries, cereal bars, granola bars, frozen waffles, crispy marshmallow squares, bagels, and any other similar grain-based convenience food product and the term "Geographic Area" shall mean any country in the world where the Company (including any subsidiary, division or affiliate thereof) manufactures, produces, distributes, sells or markets any of the Products at any time during the applicable Restricted Period (as defined below). For purposes of this paragraph, the Restricted Period with respect to the products, shall be four (4) years from the date of this Agreement.



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     As a result of this extension of salary and benefits eligibility, the
Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them) shall have no further obligations of any kind or nature to Employee, including, without limitation, obligations for any termination, severance or vacation pay, except as specifically provided herein and except as may be provided under the Company benefit plans in accordance with their terms. Employee agrees not to divulge any confidential or proprietary information regarding the Company and Employee further agrees to and shall immediately return to the Company all files, documents, correspondence, memoranda, customer and client lists, prospect lists, subscription lists, contracts, pricing policies, operational methods, marketing plans or strategies, product development techniques or plans, business acquisition plans, employee records, technical processes, designs and design projects, inventions, research projects presentations, proposals, quotations, data, notes, records, photographic slides, chromes, photographs, posters, manuals, brochures, internal publications, books, films, drawings, videos, sketches, plans, outlines, computer disks, computer files, work plans, specifications, credit cards, keys (including elevator, pass, building and door keys), identification cards, and any other documents, writings and materials that Employee came to possess or otherwise acquire as a result of and/or in connection with the Company. Employee agrees to conduct himself in a manner that reflects positively on the Company. Similarly, the Company agrees to conduct itself in a manner that reflects positively on Employee. Nothing contained in this Agreement, nor any actions taken by the Company, its subsidiaries, divisions and affiliates (including the directors, officers, and employees of any of them) constitute any admission of fault, liability or wrongdoing of any kind, and the Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them) each specifically denies any liability to Employee on any theory.

     It is understood that the monthly salary continuation payments as provided in this Agreement shall continue to be made to Employee through September 30, 2002, whether or not Employee secures new employment. For purposes of this Agreement, Employee will be deemed to have secured new employment upon being employed by another company and becoming eligible for coverage under the health plan of that company, whereupon such company's health coverage shall be and be deemed to be the primary health coverage for Employee and his eligible dependents. Employee will not be deemed to have secured new employment as a result of business activities or services rendered by Employee to others on a part-time basis or otherwise as an independent contractor; provided, however, that nothing herein shall release Employee or Employee's obligation hereunder not to render such activities or services in connection with the manufacture, production, distribution, sale or marketing the Products in the Geographical Area, as above provided.

     Employee hereby acknowledges and agrees that these arrangements set forth the sole and entire obligations of the Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them) to Employee. Employee's signature in the


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space below shall conclusively evidence his acceptance of the terms set forth herein. Employee hereby resigns all of his titles, offices and positions with the Company and its subsidiaries, divisions and affiliates, effective October 1, 1998. Employee's signature also releases, remises and discharges the Company, its subsidiaries, divisions and affiliates (including the directors, officers and employees of any of them), fully, absolutely and unconditionally, of and from any and all claims, demands, actions, cause or causes of action, known or unknown, which Employee has, has had or may have against any of them including, but not limited to, the Age Discrimination in Employment Act, from the beginning of time to the day and date of these presents, except for matters arising under or contemplated by this Agreement. Execution on behalf of the Company releases, remises and discharges Employee fully, absolutely and unconditionally, of and from any and all claims, demands, actions, cause or causes of action, known or unknown, which the Company, its subsidiaries, divisions and affiliates has, has had or may have against him, from the beginning of time to the date and date of these presents, except for matters arising under or contemplated by this Agreement.

     This Agreement shall be construed and interpreted under the laws of the State of Michigan, including conflict of laws. It is agreed that any controversy, claim or dispute between the parties, directly or indirectly, concerning this Agreement or the breach thereof shall only be resolved in the Circuit Court of Calhoun County, or the United States District Court for the Western District of Michigan, whichever court has jurisdiction over the subject matter thereof, and the parties hereby submit to the jurisdiction of said courts.

     Employee acknowledged that he has reviewed this Agreement with his own independent counsel of his choosing and has been advised by such counsel with respect thereto.

     For purposes of any construction or interpretation of this Agreement, all terms and provisions thereof shall be deemed to have been mutually drafted by both of the parties.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and date first above written in Battle Creek, Michigan.



Kellogg Company


By: /s/ Richard M. Clark                    /s/ Donald G. Fritz
   ---------------------                    ------------------------
Richard M. Clark                            Donald G. Fritz
General Counsel and
Secretary




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